EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of January 22, 2014, is made and entered into by and between GUY JAQUIER (“Consultant” or “Jaquier”) and PROLOGIS, L.P. (the “Company”).

1. Term of Agreement.

The term of the Agreement shall be 12 months. The 12-month period shall commence on January 1, 2014.

2. Intent of Independent Contractor Relationship.

a. The Parties intend that the relationship created by this Agreement shall be that of an independent contractor relationship. In this regard, Consultant, nor any of its employees, members, officers or representatives, are not and shall not be an employee, agent, representative, joint venturer or partner of the Company or any of its affiliates, and Consultant shall retain the exclusive right to control and direct all details of its activities.

b. For all purposes, including but not limited to the Federal Insurance Contributions Act (“FICA”), the Social Security Act, the Federal Unemployment Tax Act (“FUTA”), income tax withholding requirements, California Personal Income Tax Withholding (“PIT”), California Unemployment taxes (“UI”), California Disability Insurance (“SDI”), and all other federal, state and local laws, rules and regulations, Consultant (and its respective employees or agents, if any) shall be treated as an independent contractor(s) and not as employee(s) with respect to the Company or any of its affiliates.

3. Consultant Responsibilities.

Consulting services will be performed exclusively by the Consultant, at the request of the Company. Consultant hereby represents to the Company that he has the requisite facilities, equipment, expertise, experience and skill to render the consulting services, and the Consultant shall render the consulting services in a timely, competent and efficient manner. Consultant further represents that the consulting services to be provided pursuant to this Agreement will represent his best efforts and will be of the highest professional standards and quality. Consultant further represents that he shall abide by all laws, rules and regulations that apply to the performance of consulting services. Nothing in this Agreement shall prevent the Consultant from providing professional services to any person or entity other than the Company during the term of this Agreement.

4. Consultant Compensation and Benefits.

a. Compensation. Consultant will be paid an annual retainer of $200,000, paid in equal installments on a monthly basis in arrears. The first installment paid to Consultant pursuant to this Agreement shall also include monthly installments owed to Consultant under this Agreement for the months starting January 2014 through the last month ending prior to the date of this Agreement.

b. Expenses. If reasonable travel and/or other business expenses shall be reasonably incurred by Consultant in the performance of its duties due to the request for services by the Company, it shall submit invoices regarding said expenses to the Company, and the Company shall reimburse Consultant for such reasonable expenses. Reimbursement of any such expenses that are taxable to Consultant shall be made on or before the last day of the year following the year in which the expense was incurred, the amount of the expenses eligible for reimbursement during one year shall not affect the amount of expenses eligible for reimbursement in any other year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

5. Tax Reporting and Filing.

Consultant acknowledges and agrees that he shall be solely responsible for filing all tax returns, tax declarations, and tax schedules, for all applicable withholding and reporting requirements (except as otherwise specified in this section) and for the payment of all taxes required, when due, with respect to any and all compensation paid under this Agreement. The Company will report the amount it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions and state or local law.

6. Equipment.

Consultant shall provide and be responsible for maintaining any equipment that Consultant uses, or determines is necessary, to accomplish the services.

7. Termination of Agreement.

a. End of Term. This Agreement will expire automatically at the end of the term of the Agreement. No notices are required. The parties are not obligated to enter into, or even discuss, any subsequent or successor agreements.

b. By Death. This Agreement will terminate automatically upon Jaquier’s death.

c. Breach. Either party may terminate the Agreement upon written notice to the other party in the event the other party materially breaches this Agreement and does not cure such breach within thirty (30) days of receiving written notice of such breach.

d. Convenience. Either party may terminate this Agreement during the term, without further cost or penalty, by providing at least thirty (30) days written notice to the other party.

8. Proprietary Information.

a. Defined. “Proprietary Information” is all information, tangible or intangible, pertaining in any manner to the business of the Company, its affiliates, or their employees, clients, consultants, or business associates, which was produced by any employee of the Company in the course of his or her employment, otherwise produced or acquired by or on behalf of the Company (including by Consultant) or deemed by the Company to be confidential. All Proprietary Information not generally known outside of the Company’s organization shall be deemed “Confidential Information.” Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, trade secrets, computer programs, electronic codes, inventions, and research projects; (ii) information about costs, pricing, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. All Proprietary Information, including work product created by Consultant pursuant to this Agreement, shall be the sole property of the Company.

b. General Restrictions On Use. During the term of and after expiration of the Agreement, Consultant shall not, directly or indirectly, use any Proprietary Information, nor disclose any Confidential Information, to any individual not employed by the Company.

c. Location and Reproduction. Consultant may make a reasonable number of copies of the Company’s Proprietary and Confidential Information as necessary to perform the services hereunder, provided that under no circumstances shall such copies be disclosed to or made available to any third parties. Consultant shall return to the Company or its designee or otherwise properly destroy, at the option of the Company, all Proprietary and Confidential Information once its business need for the Proprietary or Confidential Information ends.

9. Nonsolicitation.

In order to avoid disruption of the Company’s business, Consultant agree that during the term of the Agreement and for one year thereafter, they shall not, directly or indirectly: (i) solicit for competitive purposes any customer of the Company or any of its affiliates; or (ii) solicit for employment any person employed by the Company or any of its affiliates. For purposes of this Agreement, the terms “customer” and “employee” include businesses and individuals who become customers or employees during the term of the Agreement.

10. Indemnification.

The Company will indemnify and hold Consultant harmless from and will defend him against any and all losses, liability, damages, claims, demands or suits and related costs and expenses (including attorneys’ fees) that arise, directly or indirectly, from claims of unaffiliated third parties arising directly or indirectly out of Consultant’s performance of professional services under the Agreement, as long as Consultant was performing services within the scope of this Agreement, did not breach the Agreement and such losses or damages did not arise out of Consultant’s gross negligence or intentional misconduct. Similarly, Consultant will indemnify and hold the Company, its affiliates and their respective officers, directors, employees, agents and representatives (the “Company Indemnitees”), harmless from, and will defend the Company Indemnitees against, any and all losses, liability, damages, claims, demands or suits and related costs and expenses (including attorneys’ fees) which arise, directly or indirectly, from claims of third parties arising directly or indirectly out of (i) any grossly negligent or intentional acts or omissions of Consultant or his employees or agents pursuant to the Agreement; (ii) any breach by Consultant of this Agreement or (iii) any acts of Consultant that were outside the scope of the Agreement.

11. Integration.

This Agreement is intended to be the final, complete and exclusive statement of the parties’ agreement with respect to the subject matter hereof. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the matters encompassed herein, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

12. Amendments.

This Agreement may only be amended in writing, signed by the parties.

13. Assignment; Successors and Assigns.

Consultant agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other entity, or the sale by the Company of all or substantially all of its assets, or the otherwise lawful assignment by the Company of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

14. Severability.

If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

15. Governing Law and Arbitration.

California law shall govern the validity and interpretation of the agreement. In the event any controversy or dispute arises relating to the validity, construction, application, enforcement or breach of this Agreement, any such controversy or dispute shall be submitted to final and binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association and the United States Arbitration Act. The prevailing party shall recover its costs and attorneys’ fees.

16. Insider Trading and Compliance with Laws.

Consultant shall act in accordance with all applicable laws and regulations, including those regarding insider trading and the Foreign Corrupt Practices Act and similar anti-corruption rules and regulations. The Company will timely inform Consultant of any applicable trading restrictions which they impose on insiders. Consultant shall comply with the applicable insider trading policy of the Company or its affiliates, as may be amended and/or restated from time to time (the “Insider Trading Policy”) and any blackout restrictions and requirements for securities transaction pre-authorization set forth in the Insider Trading Policy (which shall be applicable to Consultant).

17. OFAC.

Consultant hereby represents and warrants that: (i) none of Consultant or any of the officers, directors or partners of Consultant (“Consultant Affiliates”), are a person or entity (“Prohibited Person”) with whom persons or entities in the United States are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the U.S. Department of the Treasury or under any similar statute, executive order, or other governmental action; (ii) none of Consultant and any Consultant Affiliate are (nor are any of them owned or controlled, directly or indirectly, by any person, group, entity or nation which are) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) none of Consultant, any Consultant Affiliate or any person, group, entity or nation which owns or controls any of the foregoing, directly or indirectly, have engaged or will engage in any transaction, activity or dealing with any Prohibited Person.

18. Survival.

The covenants and agreements set forth in Sections 5, 8 and 9 herein shall survive any termination or expiration of this Agreement and shall remain in full force and effect regardless of the cause of termination.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

Dated: January 21, 2014	/s/ Guy Jaquier
GUY JAQUIER

Dated: January 22, 2014	PROLOGIS, L.P.
By: Prologis, Inc., its general partner

	By:	/s/ Diana Scott
DIANA SCOTT
Chief Human Resources Officer

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